Exhibit 9.1

March 15, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington DC 20549

Ladies and Gentleman:

We have read the statements made by CapRocq Core REIT, Inc. in Item 4 – “Changes in Issuer's Certifying Accountant” of the Current Report on Form 1-U regarding the event that occurred on March 12, 2018 and are in agreement with the statements included in Item 4 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ HoganTaylor, LLP

www.hogantaylor.com